Exhibit 10.7
CALAMOS ASSET MANAGEMENT, INC.
Equity Award Statement for:
Congratulations! The following summarizes your ________ Calamos Equity Award:

RESTRICTED STOCK UNITS (“RSUs”)

Total number of RSUs granted:
Grant value:

VESTING SCHEDULE

Grant date
Vesting Schedule	A portion of your RSUs vest on each of the following dates: 25% on DATE* 25% on DATE* 50% on DATE* *Subject to earlier vesting per the accompanying Terms of the _________ Equity Awards document.

Your RSUs were issued from the Calamos Asset Management, Inc. Incentive Compensation Plan (“Plan”) and are governed by the terms and conditions of this Award Statement, which includes the accompanying Terms of the _______ Equity Awards. A copy of the Plan is available by request from the Human Resources Department.

This Award Statement, including the accompanying Terms of the ________ Equity Awards, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Calamos Asset Management, Inc.
Incentive Compensation Plan
Terms of the _________ Equity Awards

Type(s) of Award:	Restricted stock units (“RSUs”). When vested, each RSU entitles the holder to receive one (1) share of CLMS Class A common stock for each vested RSU.
Vesting:
The date(s) upon which the RSUs vest are set forth on the Award Statement.
In the event of termination of employment due to death or disability, a portion (or all) of the unvested RSUs will vest as of the date of such termination of employment. For termination due to disability, we will use the definition of disability as defined in the Associate Handbook. The portion that will vest will be determined as follows:
- If any portion of the RSUs has vested prior to the date of termination, then the vesting of those RSUs scheduled to vest on the next following vesting date will be accelerated to the date of such termination of employment.
- If the termination occurs prior to vesting of the RSUs, then a pro rata portion will vest based on the number of whole months elapsed in the period from the grant date to the date of termination, divided by the number of months in the period from the grant date to the date the grant was to become 100% vested; provided that if the number RSUs scheduled to vest on the first vesting date is greater than such pro rata portion, the greater number RSUs will vest.
Upon termination of employment after attainment of age 62 and at least ten (10) continuous years of service within the Calamos organization, you will be deemed for purposes of this Award to have terminated your employment due to “retirement.” In the event of retirement, your RSUs will remain outstanding and continue to vest as if your employment had not terminated, so long as you remain retired from the investment management industry (as determined by the Committee). In the event you should cease to be retired, then your employment will be deemed to terminate as of that date and any unvested RSUs shall be forfeited.
Upon a Change in Control, the RSUs then outstanding will become fully vested.

Exercise Price/Delivery of Shares:	No exercise price is required to be paid with respect to RSUs. Subject to applicable tax withholding (see below), one (1) share of CLMS Class A common stock will be delivered for each vested RSU.
Effect of Termination of Employment:
Except as provided above for termination due to death, disability or “retirement,” no further vesting will occur after termination of employment, and all unvested RSUs will be forfeited and/or cancelled.

Federal Income Tax Considerations:
The following discussion is a summary of certain current U.S. federal income tax consequences relating to RSUs. This discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment.
Restricted Stock Units. No income is recognized upon receipt of an award of RSUs. Upon vesting, income equal to the fair market value of the shares of Class A common stock issued is recognized. The capital gain or loss holding period for the shares received under an award will begin when ordinary income is recognized, and any subsequent capital gain or loss will be measured by the difference between the ordinary income recognized and the amount received upon sale or exchange of the shares.

Transferability:	No RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.
Voting Rights:	Since RSUs do not represent actual shares, no voting rights arise upon receipt of RSUs and you are not deemed to be the owner of any shares covered by RSUs until such shares are delivered to you.
Dividends:
Notwithstanding the above, in addition to the shares of Class A common stock to be delivered upon the vesting of the RSUs, you will also be entitled to receive a cash payment in an amount equal to each cash dividend you would have received during the period from the grant date of the RSUs to the date such RSUs became vested as if the RSUs were shares of Class A common stock held by you on the record date for the payment of such dividend.

Tax Withholding:
An aggregate amount of cash and/or number of shares having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the exercise or distribution of shares and/or cash made under or as a result of the Plan, may, at the discretion of the Committee, be deducted or withheld from shares issuable upon the vesting of RSUs and/or from any cash payable with respect to such awards.

Confidentiality and Restrictive Covenants Agreement:
As a condition to the receipt of this restricted stock award or any shares or other amounts hereunder, you must execute or have executed the Confidentiality and Restrictive Covenants Agreement applicable to your position (or such other agreement approved by the Committee relating to similar confidentiality and restrictive covenant matters) and maintain compliance with this Agreement. Failure to have entered into this Agreement within forty-five (45) days of the date of this award, or to thereafter breach this Agreement, shall cause this and all awards to be cancelled and of no further force or effect as of the date of such failure or breach.

Clawback:
In addition, as a condition to the receipt of this restricted stock award and any shares or cash under this award, you acknowledge and agree that your receipt of any shares and/or cash under this award is subject to cancellation, forfeiture and repayment (clawback) in the event:
- you breach your obligations under the Confidentiality and Restrictive Covenant Agreement,
- you violate or otherwise breach your obligations under any code of ethics, code of conduct, trading or other employment-related policy applicable to you,
- your employment is terminated for cause, and/or
- as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, any other applicable law or regulation, or any policy which may be adopted in furtherance thereof.

If any of the foregoing circumstances arise, the Committee shall determine the extent of any such cancellation, forfeiture and/or repayment (clawback) obligation and you will be advised of such determination.

Acknowledgement:
I have read and understand the terms of the Equity Award Statement. I acknowledge that the receipt of any award is subject to me executing or having executed the applicable Confidentiality and Restrictive Covenants Agreement and maintaining compliance with this Agreement. Failure by me to enter into this Agreement within forty-five (45) days of the grant date of an award or to thereafter breach this Agreement shall cause all awards granted to me to be cancelled and of no further force or effect as of the date of such failure or breach.

Signature:___________________________________________